Exhibit 99.2
June 23, 2008
Dear Senior Leader:
Today we are announcing the combination of two great companies – Corn Products and Bunge – a merger that offers exciting avenues to create greater value for our shareholders, enhance opportunities and expand resources for our employees worldwide, and provide more products, services and benefits to our global partners and customers.
Attached is the press release issued this morning that provides more details about this transaction.
A merger with Bunge at this time is a compelling strategic and financial fit for our Company and the best path to take for our stakeholders. The companies’ complementary global asset networks create growth and efficiency opportunities.
While I know this news will be a surprise to you, I think you will come to recognize the many attributes of this combination and that it is an optimum fit for Corn Products in the rapidly changing agribusiness and processing environment. Corn Products fits Bunge’s strategy to add higher-value products to its portfolio and Bunge gives Corn Products the ability to accelerate our strategy of excelling at the base business and growing geographically.
Just as important, Corn Products and Bunge share a common culture around core values and strong ethics; a long, rich and successful heritage in the agribusiness and processing industries; and talented and dedicated workforces.
I know I can count on all of you as Corn Products leaders to make this combination a successful undertaking. We can take immeasurable pride in the many achievements in our 100-year heritage and our 10 years as a public company. There is a lot of work ahead for all of us, and I am confident that Corn Products employees will ensure that this new chapter in our Company’s long history is our finest hour.
Sincerely,